Exhibit 10.1

Senior Advisor Agreement

This Senior Advisor Agreement (the “Agreement”) is entered into as of March 15, 2019, by and between John H. Hammergren (“Advisor”) and McKesson Corporation (the “Company”).

WHEREAS, Advisor will retire from his employment as Chief Executive Officer of the Company effective March 31, 2019;

WHEREAS, the Company desires to provide an orderly transition of Advisor’s duties and responsibilities and Advisor desires to assist the Company in realizing an orderly transition; and

NOW, THEREFORE, in furtherance of the foregoing, the Advisor and the Company agree as follows:

1.    Retirement. Advisor is retiring from his employment as the Chief Executive Officer of the Company, and from service as Chairman of the board of directors of the Company (the “Board”), effective as of March 31, 2019. At such time, Advisor will be entitled to such payments and benefits as provided in the Amended and Restated Employment Agreement between Advisor and the Company, dated as of November 1, 2008 (the “Employment Agreement”), upon a Retirement (as defined in the Employment Agreement), and except as provided herein, nothing in this Agreement is intended to alter or modify the terms of the Employment Agreement.

2.    Consulting Services. Advisor shall provide the following services (the “Services”): (i) continued service as the Chairman of Change Healthcare, LLC (“Change Healthcare”) as the Company’s representative thereon until such time as otherwise determined by the Board; (ii) advice to the Company with respect to its investment in Change Healthcare and strategic alternatives with respect thereto; and (iii) such other services as may reasonably be requested from time to time.

3.    Continuing Obligations under the Employment Agreement. Advisor will continue to be subject to his obligations to the Company under Section 6 of the Employment Agreement; provided that for purposes of such provisions, (i) the Term shall also include the Term of this Agreement (as defined below), (ii) references to “Executive’s employment” shall include Advisor’s services under this Agreement and (iii) the “Restricted Period” shall end on the later of (a) March 31, 2021 and (b) the last day on which the Company pays Advisor any Advisory Fee under this Agreement.

4.    Compensation. As compensation for the Services and for Advisor’s continuing obligations to the Company, the Company shall pay Advisor a monthly fee of $75,000 (the “Advisory Fee”), which shall be paid on a monthly basis in arrears. Other than the Advisory Fee, Advisor shall not be entitled to any other compensation or employee benefits during the Term (other than as described in Section 1).

5.    Term and Termination.

(a)    The term of this Agreement shall commence on April 1, 2019 and continue until terminated pursuant to Section 5(b) below (the “Term”).

(b)    The Company and Advisor each shall have the right to terminate this Agreement at any time by providing 180 days’ prior written notice to the other party; provided that the Company may terminate this Agreement for “Cause” with no prior notice to Advisor; and provided further that this Agreement shall terminate no later than the date the Company (or any of its subsidiaries) no longer has the right to designate any directors to the board of directors of Change Healthcare. “Cause” shall have the meaning set forth in the Employment Agreement.

6.    Expenses. The Company shall reimburse Advisor for all reasonable travel and other expenses incurred by Advisor in performing the Services. The Company further agrees to furnish Advisor with such assistance and accommodations as shall be suitable to the character of Advisor’s position with the Company and adequate for the performance of his duties hereunder. The Company will reimburse Advisor for his reasonable attorneys’ fees incurred in connection with the negotiation and documentation of this Agreement and any related agreements.

7.    Independent Contractor Status. Advisor shall act solely as an independent contractor with respect to the Company, and as such, is not authorized to bind the Company to third parties without the prior written consent of the Company. Advisor hereby acknowledges and agrees that all amounts payable pursuant to this Agreement shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. Advisor shall be solely responsible for the payment of any federal, state, or local income or self-employment taxes imposed on him with respect to any amounts paid to Advisor with respect to or as a result of this Agreement. With respect to the Services provided hereunder, Advisor shall not be eligible to participate in the benefit plans of the Company, including without limitation, any retirement, pension, profit sharing, group insurance, health insurance or similar plans, if any, that have been or may be instituted by the Company for the benefit of its employees; provided that Advisor may participate in the benefit plans of the Company in his status as a former employee of the Company where applicable.

8.    Section 409A. This Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and construed in compliance therewith. In no event shall Advisor’s Services comprise more than 20% of the average level of services he performed for the Company over the 36-month period preceding March 31, 2019. With respect to any reimbursement of expenses to Advisor, as specified under this Agreement, such reimbursement of expenses shall be subject to the following conditions: (i) the expenses eligible for reimbursement provided in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

9.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

If to the Company:	McKesson Corporation
c/o Chief Executive Officer
6555 State Hwy 161
Irving, TX 75039

If to Advisor:	John H. Hammergren

10.    Indemnification and D&O coverage. Nothing in this Agreement will adversely affect Advisor’s rights with respect to Company provided indemnification and directors and officers (“D&O”) insurance coverage relating to Advisor’s employment with the Company. In addition, Advisor will continue to have full rights to Company provided indemnification and D&O insurance coverage with respect to the Services provided by Advisor hereunder (including but not limited to Advisor’s service as Chairman of Change Healthcare).

11.    Miscellaneous. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter; provided, however, that except as expressly noted herein, nothing in this Agreement is intended to amend or supersede the Employment Agreement, or any other plan, agreement or arrangement that Advisor was a party to or participated in prior to his retirement from the Company on March 31, 2019. The provisions and obligations of this Agreement which are intended to survive upon termination of this Agreement shall survive. This Agreement and the rights and obligations hereundershall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflict of laws. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No amendment, modification, termination or waiver of any provisions of this Agreement and no consent to any departure by any party therefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the given instance and for the specific purpose for which given.

12.    Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Advisor, his beneficiaries or legal representatives without the Company’s prior written consent. The Company may assign this Agreement to any successor or assign (whether directly or indirectly, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MCKESSON CORPORATION

By:	/s/ Edward A. Mueller
Name: Edward A. Mueller
Title: Lead Independent Director

ADVISOR

/s/ John H. Hammergren
John H. Hammergren